                                                                    EXHIBIT 99.1

                    COVER-ALL TECHNOLOGIES INC. REPORTS FIRST
                         QUARTER 2005 OPERATING RESULTS

FAIR LAWN, NEW JERSEY (May 16, 2005) - Cover-All Technologies Inc. (OTC Bulletin
Board: COVR.OB), a Delaware corporation ("Cover-All" or the "Company"), today announced revenues and earnings from operations for the quarter ended March 31, 2005.

Revenues for the three months ended March 31, 2005 were $2,087,000 as compared to $1,894,000 in the same period in 2004. Net income (loss) for the three months ended March 31, 2005 and 2004 was $(35,000), or $(0.00) per share, and $3,000, or $0.00 per share, respectively.

John Roblin, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, stated: "During the first quarter, we focused upon helping our customers implement My Insurance Center Rating and Issuance 7.0 (MIC R&I), our very successful replacement for the Classic product. Our roll-out of this new product included a number of activities designed to help our customers take advantage of the new capabilities with a minimum of business disruption. These activities include on site installation, data conversion and inclusion of previous individual customer modifications in the product.

"As a result of these planned activities, we reported a loss for the first quarter of $35,000, compared to a profit of $3,000 for the same period in 2004. Revenues were up by more than 10% over first quarter 2004, led by growth in license and ASP revenue. Expenses were up by 12% over first quarter 2004 reflecting an increase in third party software costs related to MIC R&I and the planned temporary diversion of development resources to implementation activities.

"Looking forward, we expect most of our customers will have fully implemented the new product by the end of the third quarter 2005. Our development activities are resuming, and we have a number of exciting new capabilities expected to become available to our customers late in the second quarter. We have a number of new customer prospects, and we are seeing an increase in sales activity based upon our recent announcements and customer successes. We remain very excited about 2005."

The Company has scheduled a conference call for 11:00 a.m. EDT on Monday, May 16, 2005, at which time it will review results for the first quarter 2005.

Teleconference Information: To participate in the Monday teleconference, dial 1-877-445-3639 (domestic) and 1-706-643-9645 (international). The conference ID # is 6231433.

ABOUT COVER-ALL TECHNOLOGIES INC.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry - first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at WWW.COVER-ALL.COM.

Cover-All, My Insurance Center (MIC) and Insurance Policy Database (IPD) are trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, delays in productivity programs and new product introductions, and other business factors beyond the Company's control. Those and other risks are described in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

FOR INFORMATION ON COVER-ALL, CONTACT:

Ann Massey
Chief Financial Officer
201/794-4894
AMASSEY@COVER-ALL.COM

The following is a summary of operating highlights for the three months ended March 31, 2005 and 2004.

                       COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARIES
                                   OPERATING HIGHLIGHTS


                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                2005              2004
                                                                ----              ----
                                                                      (unaudited)
REVENUES:
     Licenses                                               $      566,000  $       343,000
     Maintenance                                                   997,000        1,161,000
     Professional Services                                         299,000          236,000
     Application Service Provider Services                         225,000          154,000
                                                            --------------  ---------------

     TOTAL REVENUES                                              2,087,000        1,894,000
                                                            --------------  ---------------
COSTS AND EXPENSES:
     Cost of Sales                                               1,288,000        1,101,000
     Research and Development                                      200,000          152,000
     Sales and Marketing                                           313,000          291,000
     General and Administrative                                    310,000          302,000
     Other Expense (Income), Net                                   (35,000)          (3,000)
     Interest Expense, Net                                          46,000           48,000

TOTAL COSTS AND EXPENSES                                         2,122,000        1,891,000
                                                            --------------  ---------------

     INCOME (LOSS) BEFORE INCOME TAX (BENEFIT)              $      (35,000) $         3,000
                                                            ==============  ===============

     INCOME TAX EXPENSE (BENEFIT)                                       --               --
                                                            --------------  ---------------

     NET INCOME  (LOSS)                                     $      (35,000) $         3,000
                                                            ==============  ===============

BASIC EARNINGS (LOSS) PER COMMON SHARE                      $        (0.00) $          0.00
                                                            ==============  ===============

DILUTED EARNINGS (LOSS) PER COMMON SHARE                    $        (0.00) $          0.00
                                                            ==============  ===============


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